Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 100 City Parkway, Suite 1600
July 11, 2008	Las Vegas, Nevada 89106-4614 T 702.382.2101 F 702.382.8135

NexMed, Inc.
89 Twin Rivers Drive
East Windsor, NJ 08520

Ladies and Gentlemen:

We have acted as special Nevada counsel to NexMed, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, covering the registration of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”).

In our capacity as such counsel and in rendering the opinion set forth herein, we have examined copies of the Registration Statement, the Plan, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates and instruments as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each document we reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof, (ii) each natural person executing a document has sufficient legal capacity to do so, (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document and (iv) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares, when and to the extent issued and sold in accordance with the Plan and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable Nevada law in effect and the facts in existence as of the date of this letter. In delivering this letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinion set forth herein, to conduct any inquiry into the continued accuracy of such opinion, or to apprise the Company or its counsel of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this letter, or of any change in any applicable law or facts occurring after the date of this letter, which may affect the opinion set forth herein. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

[BROWNSTEIN HYATT FARBER SCHRECK, LLP]